EXHIBIT 99.2
STATE OF VERMONT PUBLIC SERVICE BOARD
Docket No. 7191 Tariff filing of Central Vermont Public Service Corporation requesting a 6.15% increase in its rates, effective June 29, 2006, for implementation as of February 1, 2007	)) ))	Hearing at Montpelier, Vermont October 31, 2006
Order entered: 12/7/2006
PRESENT:	James Volz, Board Chairman David C. Coen, Board Member John D. Burke, Board Member
APPEARANCES:

Geoffrey Commons, Esq.
June Tierney, Esq.
    for Vermont Department of Public Service

Morris L. Silver, Esq.
    for Central Vermont Public Service Corporation

Kenneth C. Picton, Esq.
    for Central Vermont Public Service Corporation

James A. Dumont, Esq.
    for AARP

I.    INTRODUCTION

            In this Order, we approve an amended Memorandum of Understanding ("Amended MOU") between Central Vermont Public Service Corporation ("CVPS," or the "Company"), and the Vermont Department of Public Service (the "DPS") (collectively, the "Settling Parties"). Our approval of the Amended MOU will result in, among other items:

  an increase in CVPS's rates of 4.07% (equivalent to an increase in annual revenues from retail customers of approximately $10.833 million), effective with service rendered January 1, 2007, compared to the 6.15% increase (equivalent to an increase in annual revenues from retail customers of approximately $16.3 million) that CVPS originally requested; and
  an earnings cap on CVPS's "calendar year earned return on equity on its Vermont jurisdictional electric utility operations" during the time period the rates provided for in the Amended MOU are in effect.

This Order also specifies how certain deferred costs will be recovered from ratepayers, requires CVPS to file certain reports with the Vermont Public Service Board ("Board"), and requires CVPS to notify the Board when certain events occur.

II.    PROCEDURAL HISTORY

            On May 15, 2006, CVPS filed a petition and supporting materials including revised tariffs and cost-of-service schedules with the Board requesting an increase in retail rates, effective June 29, 2006, (Tariff Filing No. 7671). CVPS requested a 6.15 percent rate increase, representing an additional $16.379 million in annual revenues. On May 25, 2006, CVPS filed direct testimony and workpapers describing the Company's request.

            On June 9, 2006, the DPS, pursuant to 30 V.S.A. Section 225, informed the Board that it had reviewed the filing and recommended that it be suspended and investigated.

            On June 9, 2006, the Board issued an Order Suspending Tariff Filing and Notice of Prehearing Conference.

            On June 21, 2006, the Board held a prehearing conference as scheduled. At the prehearing conference, the Board established a schedule for this proceeding and addressed several procedural issues, including the possible consolidation of this docket with Docket 7162, which concerns CVPS's request for an accounting order regarding certain incremental power costs it incurred during the Vermont Yankee Nuclear Power Station outage that began on October 22, 2005. The Board determined that the accounting order request and the rate case would remain separate dockets, but would be consolidated for the purpose of hearing.

            On July 13, 2006, the Board granted permissive intervention to AARP. AARP is the only intervenor in the docket.[1]

            On July 19, 2006, the Board held a public hearing (by interactive television) on the proposed rate change. One member of the public spoke at the public hearing - Gaal Crowl, a CVPS customer, raised issues relating to CVPS's quality of service.[2]

            The Board received one letter from a member of the public opposed to CVPS's requested rate increase, and one letter from a member of the public concerned about the magnitude of three "ancillary" charges (two service charges and the Energy Efficiency Charge) shown on his electric bill. The Board reviewed both these letters and placed them in the public file for this Docket.[3]

            The DPS and CVPS engaged in settlement negotiations and reached a "bottom-line" settlement regarding the Company's cost of service as reflected in a Memorandum of Understanding filed with the Board on September 11, 2006 ("September 11 MOU").[4] The September 11 MOU provides that, if approved, CVPS would be entitled to increase its retail rates by 3.73 percent. The September 11 MOU does not resolve Docket No. 7162, and provides that any amounts approved for booking and deferral in Docket No. 7162 would be included in CVPS's cost of service in its next rate case for recovery consideration.

            On September 20, 2006, CVPS filed a letter in which it represented that it was authorized to state that AARP does not take a position on the September 11 MOU.

            On October 10, 19, and 25, 2006, the Board issued memoranda containing questions to be addressed by the Settling Parties at a technical hearing on the September 11 MOU. The Board held a technical hearing on the September 11 MOU on October 31, 2006, at which CVPS and the DPS responded to the Board's questions. At the October 31 hearing, CVPS and the DPS also advised the Board that they had reached a settlement in principle in Docket 7162.

            On November 6, 2006, CVPS and the DPS filed a First Amendment to the September 11 MOU (the "November 6 Amendment"); in the cover letter to the filing, CVPS represents that it is authorized by counsel for AARP to state that AARP does not oppose the November 6 Amendment, and that AARP waives any hearing on the Amendment.[5] The November 6 Amendment provides for an additional increase in CVPS's retail rates of 0.34 percent, which would result in an overall rate increase of 4.07 percent if the Board approves the Amended MOU.[6]

III.    FINDINGS

Based on the substantial evidence of record, we hereby make the following findings of fact.

  CVPS is a company as defined by 30 V.S.A. Section 201, and is subject to the jurisdiction of the Board pursuant to 30 V.S.A. Section 203. Pet. at 1.
  The Amended MOU provides that, effective with service rendered on January 1, 2007, CVPS may implement an increase in rates of 4.07%, which is projected to increase annual revenues from retail customers by approximately $10.833 million. November 6 Amendment at Paragraph 1a.
  As a part of the Amended MOU, CVPS provided an illustrative cost of service, rate base, and cost of capital. November 6 Amendment Attachment 1-A.
  The Settling Parties accept CVPS's proposed illustrative cost of service, rate base, and cost of capital only for purposes of the Amended MOU because the overall rate levels established by the Amended MOU will be just and reasonable subject to the terms and conditions thereof. November 6 Amendment at Paragraph 1b.
  The Amended MOU establishes a domestic production gross receipts charge of $0.0152362 per kWh for CVPS. This rate is for the purpose of computing revenue to be used for calculating the domestic production activities federal income tax deduction while the rates resulting from the Amended MOU are in effect. September 11 MOU at Paragraph 8.
  The Amended MOU provides that the Company's allowed rate of return on common equity ("ROE") will be 10.75%. September 11 MOU at Paragraph 9.
  The allowed ROE of 10.75% is part of the bottom-line settlement under the Amended MOU, which is a compromise of CVPS's initial position that a 12 percent ROE is justified. The 10.75% ROE is within the range of ROEs identified for proxy companies by CVPS's expert, Dr. Peter Williamson, as described in his prefiled direct testimony dated May 25, 2006. Exh. CVPS-2 at 2-3.
  The Amended MOU provides that to the extent CVPS's calendar (fiscal) year earned return on equity on its Vermont jurisdictional electric utility operations exceeds 10.75 percent, the dollar amount of such excess will be applied (a) to reduce regulatory asset accounts as specified by the DPS and approved by the Board or (b) as otherwise agreed by CVPS and the DPS, unless a superseding approved agreement or order on rates will have earlier become effective. The earnings cap will continue until new rates are established for CVPS subsequent to the rates established pursuant to the Amended MOU. September 11 MOU at Paragraph 12.
  CVPS will file a report (under seal) showing the calculation it performed to determine whether it had any excess earnings (referred to herein as the "earnings cap calculation"), and if so, the amount of those excess earnings, for the previous calendar year on or before March 1 following any year in which the Amended MOU earnings cap is applicable.[7] Exh. CVPS-2 at 4-5.
  The DPS will review the earnings cap calculation filed by CVPS, and will notify the Board if it has any concerns about that calculation. Tr. 10/31/06 at 19-20 (Behrns, Ryan).
  The Board may also review the earnings cap calculation filed by CVPS and open it up for review if it has any concerns about that calculation. Tr. 10/31/06 at 21 (Behrns, Ryan).
  If CVPS has any overearnings, the DPS and CVPS will file a request for approval of the application of the excess earnings within 60 days after CVPS files its earnings cap calculation. Board approval will be required before CVPS takes any final action on the disposition of any excess earnings. Exh. CVPS-2 at 4.
  The Amended MOU sets forth certain agreements among the Settling Parties regarding the methodology to be used in determining CVPS's "calendar year earned return on equity on its Vermont jurisdictional electric utility operations." Specifically, this will be determined in accordance with the "Vermont Department of Public Service's cost-of-service-based calculation methodology" as approved in the March 29, 2005, Order in Dockets 6946/6988. In accordance with that Order, in applying this method for calculating the earnings cap, CVPS will: (1) remove 100 percent of transmission revenues before applying the wholesale allocation factor; (2) include the portion of Construction Work In Progress on which it does not accrue an allowance for funds used during construction; and (3) treat all of its regulated affiliates above the line. September 11 MOU at Paragraph 12.
  The Amended MOU provides that CVPS's calculation of its calendar year earned return on equity on its Vermont jurisdictional electric utility operations will also: (1) include adjustments to exclude incentive compensation consistent with CVPS's filing in this docket; and (2) be based upon Generally Accepted Accounting Principles ("GAAP") in effect as of the date of the September 11 MOU (e.g., for purposes of the earnings cap agreed to in the Amended MOU, the calendar year earnings cap calculation will not be decreased or increased as a result of future changes in GAAP which may require, among other things, changes to pension-plan accounting, income-tax accounting, levels of debt and equity, or income and balance sheet items affecting the cost of service and rate base, etc). Other than as described in footnote 6, below, CVPS is not aware of any pending changes in GAAP that would affect the income statement or balance sheet and therefore affect the cost of service and/or rate base.[8] September 11 MOU at Paragraph 12; November 6 Amendment at Paragraph 1d.
  The Settling Parties agree that it is in the best interest of the DPS, CVPS, and the State to avoid litigation and uncertainty regarding the methodology, calculations and application of the earnings cap created in the Amended MOU. Accordingly, the Amended MOU provides that CVPS and the DPS will exert good faith efforts during 2007 to agree upon the calculation and methodology details, issues, assumptions and formulae which should be used to apply the Dockets 6946/6988 "Vermont Department of Public Service's cost-of-service-based calculation methodology" to CVPS's 2007 results. Such discussions may include, but not be limited to, reviewing and determining the effect of GAAP in effect as of the date hereof, that may impact the cost of service. Under the terms of the Amended MOU, CVPS will provide its initial calculations applying the agreed-upon earnings cap methodology to its preliminary 2007 results, identifying all GAAP-related changes, and the Settling Parties will discuss in good faith such results and seek to reach agreement on the reasonableness and accuracy of such results prior to CVPS closing its 2007 books. The Settling Parties will also discuss and seek resolution of the appropriate application of excess earnings, if any. The Settling Parties reserve the right to bring, at any time, any dispute under this provision of the Amended MOU to the Board for resolution. September 11 MOU at Paragraph 12.
  The MOU provides that in the event of a rate request by CVPS for approval of rates effective after January 1, 2007, the Settling Parties will discuss and propose to the Board for approval an appropriate pro-rating method (consistent with the earnings cap methodology) to account for any such excess in CVPS's earned return on equity on its Vermont jurisdictional electricity utility operations during such period between January 1 of such calendar year and the date of such superseding approved agreement or order on rates. It is the intent of the Amended MOU that ratepayers would benefit from the application of the earnings cap during any period the earnings cap is in effect, even if such period is less than a calendar year. September 11 MOU at Paragraph 12.
  The November 6 Amendment states that the settlement between CVPS and the DPS in Docket 7162 provides that CVPS would (1) defer $1.493 million of the costs at issue in that Docket pursuant to an order to be issued in that Docket; and (2) recover the deferred costs over 24 months, as part of the rates provided for in the Amended MOU in this proceeding. The amortization of the deferred costs is reflected in Attachment 1-A to the November 6 Amendment. November 6 Amendment at Paragraph 1c.
  The November 6 Amendment provides that if the Board does not approve the settlement in Docket 7162, or the $1.493 million included in the settlement therein is revised, CVPS will record a regulatory asset or liability to reflect the difference between the monthly amortization reflected in rates and the actual monthly amortization of the deferred amount approved in Docket 7162. November 6 Amendment at Paragraph 1c.
  The November 6 Amendment provides that CVPS will amortize its receipt of $1,088,297 from the Vermont Yankee Nuclear Power Corporation Internal Revenue Service settlement over three years to reduce the cost of service in this proceeding by $362,766 per year. This amortization will be applied to increase earnings in the Rate Year (and will be included in the calculation of the earnings cap amounts), and CVPS will include such amortization to reduce its cost of service in 2008 and 2009. November 6 Amendment at Paragraph 1c.
  In its Petition and supporting materials CVPS included, on a pro-forma basis, the projected benefits to ratepayers of the proposed settlement with Entergy Nuclear Vermont Yankee and Entergy Nuclear Operations, Inc., under the Ratepayer Protection Plan, pending in Docket 6812-A. Specifically, CVPS pro-formed the amortization of the anticipated receipt of $731,087 over three years to reduce the cost of service in this proceeding by $243,696 per year. For purposes of the Amended MOU, CVPS will assume the risk in the Rate Year that the settlement in Docket 6812-A is not approved or the receipt of settlement proceeds is less than CVPS pro-formed in its Rate Year cost of service. September 11 MOU at Paragraph 13.
  The Amended MOU provides that, in consideration of the new terms for the treatment of Ratepayer Protection Plan payments described in the Amended MOU, the booking and deferring requirements of Order Paragraph 10 of the March 29, 2005, Order in Dockets 6946/6988 will no longer be applicable, except to the extent that CVPS, on an actual (not pro-forma) basis, will include amortization of the actual settlement proceeds received through Docket 6812-A over a three-year period beginning at the later of the receipt of such proceeds or the date the rates resulting from the Amended MOU first become effective. September 11 MOU at Paragraph 13.
  The Amended MOU provides that because decommissioning costs are not specified therein, the nuclear decommissioning cost booking and deferring requirement contained in Order Paragraph 12 of the March 29, 2005, Order in Dockets 6946/6988 will no longer be applicable. However, the Amended MOU requires CVPS to notify the Board and the DPS if the decommissioning costs for Yankee Atomic, Connecticut Yankee, or Maine Yankee increase or decrease from levels now projected for 2007 and subsequent years (as shown in CVPS's original tariff filing in this case). September 11 MOU at Paragraph 14.
  The Amended MOU provides that, pursuant to Order Paragraph 13 of the March 29, 2005, Order in Dockets 6946/6988, CVPS will continue to follow the recording and reporting requirements of Federal Energy Regulatory Commission ("FERC") Order 631 for Vermont jurisdictional ratemaking purposes. CVPS will track and report its prior and future net salvage collections in a separate subsidiary account. CVPS will show this separate account in future cost-of-service filings. September 11 MOU at Paragraph 15.
  The Amended MOU provides that, pursuant to Order Paragraph 14 of the March 29, 2005, Order in Dockets 6946/6988, CVPS will file its new depreciation study with the Board and the DPS when it is completed, which will be no later than December 31, 2006.[9] This filing will include the net income impact of implementing the revised depreciation rates. Under the terms of the Amended MOU, CVPS will not implement any changes in depreciation rates for at least 45 days after its depreciation study is filed and, if the Board opens an investigation into the depreciation study or depreciation rates (which the DPS may request), then CVPS will not change its depreciation rates until such investigation is concluded. September 11 MOU at Paragraph 16.
  Under the terms of the Amended MOU, the tree trimming and pole treating expenditures and reporting requirements in Order Paragraphs 15 and 16 of the March 29, 2005 Order in Dockets 6946/6988 will continue to apply, with the annual tree trimming amount adjusted to $7,318,000 and the annual pole treating amount adjusted to $540,000 to reflect the increased costs shown in CVPS's petition and supporting materials in this Docket. September 11 MOU at Paragraph 17.
  The Amended MOU provides that the incremental costs for CVPS's acquisition of Rochester Electric Light & Power Company ("Rochester") that were approved for deferral in the August 22, 2006, Order in Docket 7171, will be deemed to have been fully recovered in the rates effective in the Rate Year which is the subject of the Amended MOU. September 11 MOU at Paragraph 18.
  Under the terms of the Amended MOU, CVPS will continue the following policy adopted in the March 29, 2005, Order in Dockets 6946/6988: upon the expiration of a regulatory asset or liability, the corresponding rate revenue will be booked as a reverse amortization in an opposing regulatory liability or asset account. September 11 MOU at Paragraph 19.
  The Amended MOU provides that the amounts paid to CVPS Witness Steven Fetter relating to this Docket will be recorded in the appropriate FERC account for Regulatory Commission expense but will not be included in the calculation of Regulatory Commission expense for recovery in any future rate case. September 11 MOU at Paragraph 20.
  Pursuant to the Amended MOU, CVPS will use its commercially reasonable best efforts to procure insurance against increased net purchased power costs resulting from unplanned outages or deratings of the Vermont Yankee nuclear plant, generally comparable to that obtained by Green Mountain Power Corporation. To the extent the cost of such insurance is less than the $1.78 million amount reflected in CVPS's cost of service filed in this Docket for this item, CVPS will use the difference to establish a reserve account to be used to offset deductibles or other uninsured expenses related to an outage or derate at Vermont Yankee.[10] The reserve account will be maintained until fully expended for the purposes stated herein, or disposed of in accordance with a further agreement of the Settling Parties or order of the Board. September 11 MOU at Paragraph 21.
  The Amended MOU provides that when CVPS prefiles its testimony and exhibits in support of subsequent rate changes, it may include forecasts and projections from third party power suppliers (e.g., Millstone, McNeil, etc.) in the testimony of its in-house power cost witness(es), provided that: (1) such information will be consistent with past informational requirements in investigations of CVPS's rates; (2) the forecasts and/or projections are accompanied by a narrative explanation from the third-party power supplier; and (3) CVPS will cause such third parties to make witnesses available upon the request of the Board or a party (provided reasonable notice is given), and in discovery. In the event either the Board or the DPS notifies CVPS within a reasonable time before a CVPS rate filing that it desires any such third party witnesses to prefile separate testimony and exhibits, CVPS will cause such third party to comply. September 11 MOU at Paragraph 22.
  Other than specifically addressed in the Amended MOU, nothing in the Amended MOU seeks approval of, or represents agreement on, the methods, practices and procedures concerning the construction of the CVPS cost of service. September 11 MOU at Paragraph 23(a).
  The $0.04/kWh premium included in CVPS's "Cow Power" rate is a fixed amount which is not applied to CVPS's revenue requirement and is not calculated from the underlying CVPS cost of service or rate changes based thereon. Accordingly, the $0.04/kWh premium is not changed by the rate change proposed in the Amended MOU.[11] September 11 MOU at Paragraph 23(b).
  The Amended MOU provides that ski area special contract supplemental service rates are market referenced and do not change with general rate changes, nor do certain costs and fees (such as disconnection charges), as provided in the tariff pages filed as Attachment C to CVPS's May 15, 2006 Petition. September 11 MOU at Paragraph 23(c).
  CVPS anticipates, based on current projections, having excess energy available to sell through March of 2012. The Settling Parties recognize that certain other Vermont utilities need to buy power, and that they may be willing to buy the type of power CVPS has available without the inclusion of mark-to-market collateral terms on such transactions. CVPS and such other Vermont companies could otherwise incur exposure to "mark-to-market" or other collateral requirements from other non-Vermont counterparties or experience greater exposure to spot market price variability; as such, forward transactions between CVPS and other Vermont utilities may be beneficial to Vermont. Currently, the Vermont Electric Cooperative, Inc. ("VEC"), is in need of additional energy and, accordingly, the Amended MOU provides that CVPS will offer VEC a power contract should VEC indicate it wishes to receive such an offer. In addition, the Amended MOU provides that CVPS will exert commercially reasonable efforts with other Vermont utilities, to consummate one or more agreements on a mutually agreeable basis and at prices consistent with contemporaneous forward market transactions. September 11 MOU at Paragraph 24.

  Service Quality Issues

  From 2001 through June 2006, a CVPS customer named Gaal Crowl experienced fifty outages. Seventy-four percent of these outages (or 37 outages) were caused by trees, 16 percent (or 8 outages) were equipment-related and the causes of 10 percent (or 5 outages) are unknown. Exh. CVPS-3 at 2.
  A majority of the outages that affected Ms. Crowl have occurred in two areas - Line 6 in West Hartford and Line 2 along the Pomfret road. Line 2 runs primarily off-road and is not easily accessible for service restoration. Line 6 runs mostly along the road but consists of older plant and small wire. Most of the outages that have occurred on these sections of line were caused by trees falling from outside the trimmed right-of-way, or from large limbs in the canopy. Exh. CVPS-3 at 2.
  CVPS has identified three projects that should affect Ms. Crowl's service. Two of these projects are included in CVPS's 2007 Distribution Line Reconstruction Budget. Exh. CVPS-3 at 2-3.
  The Amended MOU provides that CVPS will use its "commercially reasonable best efforts" to implement the projects included in its 2007 Distribution Line Reconstruction Budget during 2007. CVPS agrees to file a status report with the Board and the DPS, on or before December 31, 2007, regarding its efforts to implement these improvements. September 11 MOU at Paragraph 23d; exh. CVPS-2 at 7.

  Deferral Accounts

  If the Board approves the Amended MOU, CVPS will amortize certain deferral accounts over the time periods shown below, commencing with the effective date of the rates provided for in the Amended MOU:
  Incremental Decommissioning Costs Per Dockets 6946/6988 - amortized over 12 months:
  Dockets 6946/6988 Tree Trimming/Pole Treating Under Collection - amortized over 36 months;
  Emission Allowances/Renewable Energy Certificates/Carbon Financial Instruments - amortized over 36 months; and
  Reverse Amortization - Docket 5980 Distributed Utility Planning Account Correcting for Efficiency - amortized over 12 months.

Exh. CVPS-2 at 1; tr. 10/31/06 at 13 (Behrns).

40.         CVPS's regulatory assets deferred for recovery in a future rate proceeding have decreased from $10,718,887 on December 31, 2003, to $513,698 on June 30, 2006. Over the same time period, regulatory liabilities
              deferred for return to customers in a future rate proceeding have decreased from $4,438,481 to $2,017,107.[12]               Exh. CVPS-2 at 3-4.

IV    DISCUSSION

            After reviewing the evidence in the record, we conclude that, taken as a whole, the Amended MOU will result in just and reasonable rates. We also determine that, with the addition of a few reporting and notification requirements (most of which CVPS has already agreed to), approval of the settlement is in the public interest.

            There are several issues associated with the Amended MOU that deserve further discussion, including: the earnings cap; treatment of decommissioning costs associated with Connecticut Yankee, Maine Yankee, and Yankee Atomic; the recovery of the costs that are the subject of Docket 7162; the service quality issues raised by Ms. Crowl; and the domestic production gross receipts charge.[13] In addition, there is one issue not addressed by the Amended MOU that we resolve in this proceeding - the recovery of certain previously-deferred costs. Each of these issues is discussed below.

Earnings Cap

            The Amended MOU includes an earnings cap on CVPS's "calendar year earned return on equity on its Vermont jurisdictional electric utility operations." The inclusion of this provision is a significant reason why we conclude approval of the settlement is in the public interest - it protects ratepayers against overpaying for electric service while still providing CVPS with an opportunity to earn its allowed return on equity.

            We are pleased that the Settling Parties recognize the value of avoiding litigation and uncertainty regarding the methodology, calculations and application of the earnings cap. Good-faith discussions between the Settling Parties regarding the calculation and methodology details, issues, assumptions and formulae which should be used to apply the Dockets 6946/6988 "Vermont Department of Public Service's cost-of-service-based calculation methodology" to CVPS's 2007 results should help avoid such litigation. In addition, the Settling Parties' agreement regarding the process to be used to review CVPS's annual calculation regarding the earnings cap should reduce uncertainty regarding the implementation of the earnings cap provision of the Amended MOU.

            CVPS has agreed to a requirement that it provide notice of the calculation (under seal) to the Board by March 1 following any year in which the Amended MOU earnings cap is applicable, with the DPS and CVPS filing a request for approval of an application thereof within 60 days after CVPS files such notice. This process was further clarified at the technical hearing.[14] As clarified by the Settling Parties, the steps in this process would be:

  CVPS will file notice of the calculation (under seal) by March 1 following any year in which the Amended MOU earnings cap is applicable;
  The DPS will review the calculation and inform the Board if it has any concerns regarding the calculation;
  The Board may review the calculation and raise any concerns that it has, even if the DPS has no concerns regarding the calculation;
  The Board will resolve any issues that are raised by CVPS's calculation;
  If no issues are raised by CVPS's calculation, and the calculation shows no overearnings, no Board action will be necessary;
  If the calculation shows overearnings, the DPS and CVPS will file a request for Board approval of the application of the overearnings within 60 days after CVPS files notice of the calculation; and
  The Board will rule on the request for application of the overearnings.

            We find this process to be reasonable, and hereby approve it.

Decommissioning Costs

            The Board's Order in Dockets 6946/6988 states:

            Beginning April 1, 2006, CVPS shall book and defer the difference between the decommissioning costs for Yankee Atomic, Connecticut Yankee and Maine Yankee for Rate Year 2, on which we set rates and the actual decommissioning cost payments.
            CVPS shall amortize the balance in this account in its next rate case.[15]

            The settlement agreement we are considering in this proceeding would eliminate this requirement to book and defer variations in CVPS's decommissioning costs for Yankee Atomic, Connecticut Yankee and Maine Yankee. This is necessary because the Amended MOU does not provide for specific decommissioning costs to be included in rates. Thus, it would be impossible for CVPS to make such comparisons. In lieu of the requirement from our Order in Dockets 6946/6988, CVPS has agreed to monitor any prospective changes in decommissioning costs at these nuclear facilities and to promptly notify the Board and the DPS of any changes in decommissioning costs.

            Our concern in Dockets 6946 and 6988 centered on the fact that CVPS's actual decommissioning costs, as determined by FERC, can fluctuate considerably between CVPS's retail rate proceedings. Such cost fluctuations could possibly result in significant over- or under-collections from ratepayers. This concern is partially mitigated by the Amended MOU's notification requirement, as well as the Amended MOU earnings cap, which will ensure that, if reductions in decommissioning costs would cause CVPS to earn more than its allowed rate of return, the excess earnings would be returned to ratepayers. Therefore, under the terms of the proposed settlement agreement, we conclude that the booking and deferring requirement under Dockets 6946/6988 is no longer appropriate.

            In order to further mitigate our concerns, we are expanding the notification requirement in the Amended MOU. This additional requirement includes prompt notification of any significant changes to the level of funds currently held in escrow to pay for decommissioning and spent fuel storage at the above-referenced nuclear facilities and the Vermont Yankee nuclear power plant resulting from State or federal court rulings such as the September 30, 2006, U.S. Federal Court of Claims' ruling with respect to a potential $143 million award stemming from the U.S. Department of Energy's failure to accept spent nuclear fuel in 1998.[16]

Recovery of the Costs That Are the Subject of Docket 7162

            CVPS's request for an accounting order regarding incremental power costs that it incurred during the Vermont Yankee outage that began on October 22, 2005, is pending before the Board in Docket 7162. CVPS and the DPS have filed a settlement in that docket; the Board has not yet ruled on the settlement.[17] Notwithstanding the unresolved status of the accounting order, the November 6 Amendment would, if approved, allow CVPS to begin to collect those costs in rates consistent with the parties' settlement in Docket 7162. The November 6 Amendment further provides that, if the Board revises or does not approve the accounting-order settlement, "the Company shall record a regulatory asset or liability to reflect the difference between the monthly amortization reflected in rates and the actual monthly amortization of the deferred amount approved in Docket No. 7162."

            It is unusual for the Board to allow rate recovery of costs that are subject to an accounting order request in advance of ruling on the accounting order. We conclude that a departure from our usual practice is warranted under the specific circumstances presented here, namely: CVPS included these costs in its original rate filing in the current docket; the current docket has proceeded with the understanding that the accounting-order issues would be addressed in parallel;[18] the November 6 Amendment provides a mechanism (recording of a regulatory asset/liability) that protects ratepayers in the event that the Board modifies or rejects the accounting-order settlement; and reflecting these costs in rates now, rather than waiting to the next CVPS rate case, is consistent with the Board's goal of minimizing cost deferrals. For these reasons, we accept the Settling Parties' proposal, as set forth in the November 6 Amendment, to reflect in rates the incremental power costs related to the Vermont Yankee outage.

Service Quality

            Gaal Crowl, a CVPS customer, expressed serious dissatisfaction with the quality of her electric service at the public hearing held in this Docket. We were concerned about the situation described by Ms. Crowl, and asked the parties to this proceeding to address the issues she raised. CVPS has identified three projects that it believes will improve Ms. Crowl's service, and has committed to doing its best to implement two of those projects in 2007. CVPS has also agreed to file a status report with the Board and the DPS, on or before December 31, 2007, regarding its efforts to implement these projects. These commitments are steps in the right direction, and we rely upon CVPS's assertions that the completion of the two projects will improve Ms. Crowl's service.

            We are concerned, however, about the seriousness of the service quality problems that Ms. Crowl experienced, and the length of time over which they occurred. There are three aspects of this situation that are troubling. First, while it should be helpful that CVPS monitors the reliability performance of its system by 20 pole line segments (approximately one mile),[19] in Ms. Crowl's situation, the monitoring did not lead to an improvement in service quality in the area. A significant reason for this, according to CVPS, was its inability to obtain the necessary easements from the affected property owners.[20] This rationale appears weak.

            We remind CVPS that it has a responsibility to provide adequate service, and difficulty obtaining easements from landowners does not alter that responsibility. As the DPS points out, CVPS has the ability to bring condemnation proceedings, and if it is unable to obtain the easements necessary to provide adequate service, it should seek to condemn.[21] While we take no position here on the merits of condemnation in any particular situation, it is important for CVPS to remember that it is a tool CVPS is authorized to use when necessary. We are encouraged in this matter by the representations by CVPS's counsel at the technical hearing that CVPS will, in the future, more forthrightly consider condemnation actions, when appropriate.[22]

            The second aspect of Ms. Crowl's situation that concerns us is the length of time that the reliability problems persisted, even after Ms. Crowl contacted CVPS and the DPS about the problems, before the issue was brought to our attention. We remind both CVPS and the DPS that if a customer has worked with his/her utility and the DPS to try to resolve a service quality problem, but is not satisfied, that customer may file a consumer complaint with the Board. We expect that, in the future, CVPS and the DPS will advise customers with unresolved service quality problems of their right to do so.

            The third aspect of Ms. Crowl's situation that troubles us is that CVPS asserts that other customers fed from the same circuit as Ms. Crowl and located about the same distance from the substation are experiencing approximately the same number of outages, yet the circuit that serves Ms. Crowl's home was not identified as one of CVPS's ten worst-performing circuits in its reports pursuant to its service quality and reliability plan.[23] This indicates to us that some CVPS customers are receiving similar or even worse service than Ms. Crowl. This is not acceptable; fifty outages in approximately five-and-a-half years is not adequate service.

            To address this situation, we require CVPS to file a report with the Board, on or before March 31, 2007, that: (1) identifies other areas where customers have experienced significant reliability problems, the number of affected customers in each area, and the causes of the reliability problems in each area;[24] and (2) describes what measures CVPS is taking to address the problems.

Domestic Production Gross Receipts Charge

            Since 2005, the federal government has allowed a company that generates electricity to reduce its federal income tax expense by an amount equal to a specific percentage of the taxable net income that could be attributable to the utility's ownership interest in generating units, as if those units were operating on a stand-alone basis. In order to calculate the income tax deduction, CVPS must first determine its revenues from its generating units. The proposed domestic production gross receipts charge reflects CVPS's attribution of such revenues derived from the company's partial ownership of those generating units.[25] CVPS requests specific Board approval of the domestic production charge in order to support the Company's calculation of the deduction in the event of a future tax audit.[26]

            We conclude the proposed $0.0152362 per kWh domestic gross receipts charge is reasonable in the context of the overall settlement embodied in the Amended MOU, and hereby approve it.

Deferral Accounts

            CVPS's original tariff filing requested recovery of seven deferred items, and one item whose deferral was pending in Docket 7162.[27] The Amended MOU only addressed four of these items. In response to questions from the Board, CVPS and the DPS explained that, if the Board approved the Amended MOU, amortization of the other four items would begin at the time the new rates went into effect.

            We are pleased that the deferred balances on CVPS's balance sheet have decreased significantly since we raised concerns over their levels in Docket 6866.[28] Beginning recovery of the four deferred items not specifically addressed in the MOU at the time the new rates take effect will continue this positive trend. We hereby approve the recovery of these four items as provided in finding 39, above.

V.    CONCLUSION

            The evidence demonstrates that, with the addition of six reporting and notification requirements, the Amended MOU will result in just and reasonable rates and will be in the public interest. Accordingly, we hereby approve the Amended MOU. In addition to the items required under the Amended MOU, we require CVPS to file:

  notice of its earnings cap calculation (under seal) by March 1 following any year in which the Amended MOU earnings cap is applicable;
  if there are any overearnings, a request for Board approval of the application of the overearnings within 60 days after filing notice of the earnings cap calculation;
  notification of any significant changes to the level of funds currently held in escrow to pay for decommissioning and spent fuel storage at the Connecticut Yankee, Maine Yankee, Yankee Atomic or Vermont Yankee nuclear power plants resulting from State or federal court rulings;
  notification when the initial appeal of the September 30, 2006, U.S. Federal Court of Claims' ruling with respect to a potential $143 million award stemming from the U.S. Department of Energy's failure to accept spent nuclear fuel in 1998 is concluded, and notification if the case is appealed to the United States Supreme Court;
  on or before March 31, 2007, a report that: (1) identifies other areas of its systems where customers have experienced significant reliability problems, the number of affected customers in each area, and the causes of the reliability problems in each area; and (2) describes what measures CVPS is taking to address the problems; and
  on or before December 31, 2007, a report on CVPS's efforts to implement the two projects in CVPS's 2007 Distribution Line Reconstruction Budget that CVPS asserts will improve the quality of Ms. Gaal Crowl's electric service.

Finally, we approve the recovery of CVPS's deferred costs relating to:

  incremental decommissioning costs per Dockets 6946/6988;
  tree trimming/pole treating undercollection per Dockets 6946/6988;
  emission allowances/renewable energy certificates/carbon financial instruments; and
  reverse amortization - Docket 5980- distributed utility planning account correcting for efficiency.

VI.    ORDER

            IT IS HEREBY ORDERED, ADJUDGED AND DECREED by the Public Service Board of the State of Vermont that:

  Central Vermont Public Service Corporation ("CVPS") is entitled to rates that will increase retail revenues by approximately $10.833 million, or 4.07 percent above current rates, for service rendered on or after January 1, 2007.
  CVPS shall file revised tariffs in conformance with the above findings and conclusions within five (5) business days of the issuance of this Order.
  The Memorandum of Understanding between CVPS and the Vermont Department of Public Service ("DPS") filed on September 11, 2006, as modified by the First Amendment to the Memorandum of Understanding filed on November 6, 2006, ("Amended MOU") is hereby approved. CVPS shall comply with all of its obligations thereunder.
  The CVPS domestic production gross receipts charge of $0.0152362 kWh shall be the rate used by the Company for the purpose of computing revenue to be used for calculating CVPS's domestic production activities deduction while the rates established pursuant to this Order are in effect.
  To the extent that CVPS's calendar (fiscal) year earned return on equity on its Vermont jurisdictional electric utility operations exceeds 10.75 percent, CVPS shall apply the dollar amount of such access to: (a) reduce regulatory asset accounts as specified by the DPS and approved by the Board; or (b) as otherwise agreed by CVPS and the DPS, and approved by the Board, unless a superseding approved agreement or order on rates will have earlier become effective. This earnings cap shall continue until new rates are established for CVPS subsequent to the rates established pursuant to the Amended MOU.
  CVPS's calculation of its calendar year earned return on equity on its Vermont jurisdictional electric utility operations shall be determined in accordance with the DPS's cost-of-service-based calculation methodology as approved in the March 29, 2005, Order in Dockets 6946/6988. In accordance with that Order, in applying this method for calculating the earnings cap, CVPS shall: (1) remove 100 percent of transmission revenues before applying the wholesale allocation factor; (2) include the portion of Construction Work In Progress on which it does not accrue an allowance for funds used during construction; and (3) treat all of its regulated affiliates above the line.
  CVPS's calculation of its calendar year earned return on equity on its Vermont jurisdictional electric utility operations shall also: (1) include adjustments to exclude incentive compensation consistent with CVPS's filing in this docket; and (2) be based upon Generally Accepted Accounting Principles ("GAAP") in effect as of the date of the September 11 MOU.
  CVPS shall file notice of its earnings cap calculation (under seal) by March 1 following any year in which the Amended MOU earnings cap is applicable. At the time CVPS files the report, CVPS shall specify the date on which the report will no longer need to be kept under seal.
  If CVPS's earnings cap calculation shows overearnings, CVPS and the DPS shall file a request for Board approval of the application of the overearnings within 60 days after CVPS filed notice of the earnings cap calculation.
  If CVPS requests approval of rates effective after January 1, 2007, CVPS and the DPS shall discuss and propose to the Board for approval an appropriate pro-rating method (consistent with the earnings cap methodology) to account for any such excess in CVPS's earned return on equity on its Vermont jurisdictional electric utility operations during the period between January 1 of such calendar year and the date of any superseding approved agreement or order on rates.
  CVPS shall not implement any changes in depreciation rates prior to January 1, 2007, and, if the Board opens an investigation into the depreciation study or depreciation rates (which the DPS may request), then CVPS shall not change its depreciation rates until such investigation is concluded.
  If the Board does not approve the settlement in Docket 7162, or the $1.493 million included in the settlement therein is revised, CVPS shall record a regulatory asset or liability to reflect the difference between the monthly amortization reflected in rates and the actual monthly amortization of the deferred amount approved in Docket 7162.
  CVPS shall assume the risk in the Rate Year that the pending settlement in Docket 6812-A is not approved, or the receipt of settlement proceeds is less than CVPS pro-formed in its Rate Year cost of service.
  The booking and deferring requirements of Paragraph 10 of the March 29, 2005, Order in Dockets 6946/6988 shall no longer be applicable, except to the extent that CVPS, on an actual (not pro-forma) basis, will include amortization of the actual settlement proceeds received through Docket 6812-A over a three-year period beginning at the later of the receipt of such proceeds or the date the rates resulting from the Amended MOU first become effective.
  The booking and deferring requirements of Paragraph 12 of the March 29, 2005, Order in Dockets 6946/6988 shall no longer be applicable.
  CVPS shall promptly notify the Board and the DPS if the decommissioning costs for Yankee Atomic, Connecticut Yankee, or Maine Yankee increase or decrease from levels now projected for 2007 and subsequent years (as shown in CVPS's original tariff filing in this case).
  CVPS shall promptly notify the Board and the DPS of any significant changes to the level of funds currently held in escrow to pay for decommissioning and spent fuel storage at the above-referenced nuclear facilities and Vermont Yankee resulting from State or federal court rulings.
  CVPS shall promptly notify the Board and the DPS when the initial appeal of the September 30, 2006, U.S. Federal Court of Claims' ruling with respect to a potential $143 million award stemming from the U.S. Department of Energy's failure to accept spent nuclear fuel in 1998 is concluded, and if the case is appealed to the United States Supreme Court.
  CVPS shall continue to follow the requirements of Order Paragraph 13 of the March 29, 2005, Order in Dockets 6946/6988. That is, CVPS shall continue to follow the recording and reporting requirements of Federal Energy Regulatory Commission Order 631 for Vermont jurisdictional ratemaking purposes. CVPS shall track and report its prior and future net salvage collections in a separate subsidiary account. CVPS shall show this separate account in future cost-of-service filings.
  CVPS shall continue to follow the tree trimming and pole treating expenditures and reporting requirements in Order Paragraphs 15 and 16 of the March 29, 2005, Order in Dockets 6946/6988, with the annual tree trimming amount adjusted to $7,318,000 and the annual pole treating amount adjusted to $540,000.
  CVPS shall continue to apply the following policy adopted in the March 29, 2005, Order in Dockets 6946/6988: upon the expiration of a regulatory asset or liability, the corresponding rate revenue shall be booked as a reverse amortization in an opposing regulatory liability or asset account.
  CVPS shall record the amounts paid to CVPS Witness Steven Fetter relating to this docket in the appropriate FERC account for Regulatory Commission expense, but shall not include them in the calculation of Regulatory Commission expense for recovery in any future rate case.
  CVPS shall use its commercially reasonable best efforts to procure insurance against increased net purchased power costs resulting from unplanned outages or deratings of the Vermont Yankee nuclear plant, generally comparable to that obtained by Green Mountain Power Corporation. To the extent the cost of such insurance is less than the $1.78 million amount reflected in CVPS's cost of service filed in this Docket for this item, CVPS shall use the difference to establish a reserve account to be used to offset deductibles or other uninsured expenses related to an outage or derate at Vermont Yankee. If in any year CVPS does not procure any such insurance, the Company shall include the full $1.78 million in the reserve account. The reserve account shall be maintained until fully expended for the purposes stated herein, or disposed of in accordance with a further agreement of the Settling Parties or order of the Board.
  When CVPS prefiles its testimony and exhibits in support of subsequent rate changes, it may include forecasts and projections from third party power suppliers (e.g., Millstone, McNeil, etc.) in the testimony of its in-house power cost witness(es), provided that: (1) such information will be consistent with past informational requirements in investigations of CVPS's rates; (2) the forecasts and/or projections are accompanied by a narrative explanation from the third-party power supplier; and (3) CVPS shall cause such third parties to make witnesses available upon the request of the Board or a party (provided reasonable notice is given), and in discovery. In the event either the Board or the DPS notifies CVPS within a reasonable time before a CVPS rate filing that it desires any such third party witnesses to prefile separate testimony and exhibits, CVPS shall cause such third party to comply.
  On or before March 31, 2007, CVPS shall file a report that: (1) identifies areas of its system where customers have experienced significant reliability problems, the number of affected customers in each area, and the causes of the reliability problems in each area; and (2) describes what measures CVPS is taking to address the problems.
  On or before December 31, 2007, CVPS shall file with the Board and the DPS a report on its efforts to implement the two projects in CVPS's 2007 Distribution Line Reconstruction Budget that CVPS asserts will improve the quality of Ms. Gaal Crowl's electric service.
  CVPS shall amortize the following deferral accounts over the time periods shown below, commencing with the effective date of the rates provided for in the Amended MOU:
  Incremental Decommissioning Costs Per Dockets 6946/6988 - amortized over 12 months;
  Dockets 6946/6988 Tree Trimming/Pole Treating Under Collection - amortized over 36 months;
  Emission Allowances/Renewable Energy Certificates/Carbon Financial Instruments - amortized over 36 months; and
  Reverse Amortization - Docket 5980 Distributed Utility Planning Account Correcting for Efficiency - amortized over 12 months.

            Dated at Montpelier, Vermont, this     7th     day of      December           , 2006.

s/James Volz ) ) ) s/David C. Coen ) ) ) s/John D. Burke )	PUBLIC SERVICE BOARD OF VERMONT

OFFICE OF THE CLERK
FILED: December 7, 2006
ATTEST:     s/Susan M. Hudson
                Deputy Clerk of the Board

           Notice to Readers: This decision is subject to revision of technical errors. Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made. (E-mail address: psb.clerk@state.vt.us)
           Appeal of this decision to the Supreme Court of Vermont must be filed with the Clerk of the Board within thirty days. Appeal will not stay the effect of this Order, absent further Order by this Board or appropriate action by the Supreme Court of Vermont. Motions for reconsideration or stay, if any, must be filed with the Clerk of the Board within ten days of the date of this decision and order.

  On August 29, 2006, Magic Mountain filed a motion to intervene. On September 8, 2006, CVPS filed a response to Magic Mountain's motion to intervene. On September 13, 2006, the Board denied Magic Mountain's motion to intervene because it was untimely.
  In a memorandum issued on July 21, 2006, the Board asked the DPS to file copies of its consumer complaint records concerning the reliability of CVPS's service to Ms. Crowl. The DPS provided the requested records on August 3, 2006. On August 18, 2006, the Board issued a memorandum asking CVPS to respond to specific questions regarding the quality-of-service issues raised by Ms. Crowl. CVPS filed responses on September 11, 2006. These responses are in evidence as exh. CVPS-3. On September 29, 2006, the DPS filed a response to CVPS's September 11 filing. The DPS's response is in evidence as exh. CVPS-4.
  While the input at a public hearing and written public comments are not part of a docket's evidentiary record, they often bring issues to the Board's attention that the Board then raises with the parties to the docket.
  The September 11 MOU is in evidence in this proceeding as exh. CVPS-1.
  We hereby admit the November 6 Amendment into evidence as CVPS-5, as requested in the cover letter to the November 6, 2006, filing.
  As discussed more fully below, the November 6 Amendment is designed to accommodate CVPS and the DPS's settlement in Docket 7162, in which the parties have agreed that CVPS should be allowed to book and defer $1.493 million of the incremental costs of the Vermont Yankee outage, and to recover those costs over 24 months.
  Because this report will include information regarding CVPS's financial performance that is not available to the public at the time the report is filed, it is appropriate for the report to be filed under seal. Once CVPS publicly releases its financial results described in the report, there should be no reason for the report to remain under seal. Therefore, we require CVPS, at the time the report is filed, to specify the date on which the report will no longer need to be kept under seal.
  Congress has passed legislation that requires changes in GAAP for pension plan accounting. GAAP changes in accordance therewith will be adopted at some time in the future (CVPS does not know when). Towers Perrin, a global management consulting firm, has informed CVPS that the rule changes will impact pension plan accounting and may therefore change rate base and common equity levels. There will be an ongoing effect on rate base and common equity levels thereafter; the changes are unpredictable and may be significant, as they will be caused by then-current interest rates and performance in the investment market. CVPS anticipates the initial result will likely be to lower rate base and common equity in 2006 (if effective in 2006), but cannot predict the effect in 2007, which may cause an increase or decrease in such levels. CVPS is also aware of potential changes in income tax accounting rules, but does not believe at this time the impact is likely to be material. While potential GAAP changes are often circulated and are in various stages of review, CVPS has not reviewed every potential change; however, while CVPS is not aware at this time of additional changes in GAAP that may impact 2007 earnings, it cannot state that further changes will not occur or what their effect may be. September 11 MOU at footnote 2.
  CVPS filed its new depreciation study with the Board on November 16, 2006.
  If in any year CVPS does not procure any such insurance, the Company would include the full $1.78 million in the reserve account. Exh. CVPS-2 at 5.
  The Amended MOU also provides that, if the Board requests, CVPS will address whether the $0.04/kWh premium is still appropriate outside of this proceeding. We do not make such a request at this time.
  These regulatory asset and regulatory liability balances do not reflect items already being recovered or addressed pursuant to prior Board Orders, or items that are treated as deferred assets or liabilities for GAAP purposes.
  This list of issues includes the areas in which we conclude additional reporting or notification requirements are necessary.
  Tr. 10/31/06 at 18-21 (Behrns, Ryan).
  Dockets 6946/6988, Order of March 29, 2005, at 172 (Order Paragraph 12).
  CVPS has agreed to notify the Board and the DPS when the initial appeal of this decision is concluded, and if the case is appealed to the U.S. Supreme Court. Tr. 10/31/06 at 30-31; exh. CVPS-2 at 8.
  CVPS and the DPS filed a stipulation in Docket 7162 on November 15, 2006. That stipulation provides that CVPS and the DPS will provide the Board with a document detailing the calculation of the agreed-upon extraordinary replacement power cost amount. Once the Board receives that document, we will proceed to resolve the issues in that proceeding.
  The two dockets had been consolidated for purposes of hearing. See, Prehearing Conference Memorandum of June 30, 2006, at 2.
  Exh. CVPS-3 at 4-5.
  CVPS explains that it identified the need to relocate sections of Line 2 to the road in the early 1990's, but was unable to obtain the proper easements from the affected property owners. CVPS states that another barrier to addressing the reliability problems Ms. Crowl experienced is inadequate trimming rights for the existing lines, which make it difficult to do the amount of trimming that is necessary. Exh. CVPS-3 at 3.
  Exh. CVPS-4.
  Tr. 10/31/06 at 27 (Picton).
  Exh. CVPS-3 at 4.
  Given that CVPS already monitors the performance of its system by 20 pole line segments (approximately one mile), we do not expect this requirement to be burdensome.
  Tr. 10/31/06 at 13-14 (Ryan); exh. CVPS-2 at 2.
  Tr. 10/31/06 at 14 (Ryan).
  These items are: incremental costs associated with CVPS's purchase of Rochester Electric Light & Power Company; Vermont Yankee Internal Revenue Service settlement; Entergy Vermont Yankee transformer fire settlement; Vermont Yankee 2005 incremental replacement power (the deferral of this item is pending in Docket 7162); incremental decommissioning costs per Dockets 6946/6988; tree trimming/pole treating under collection per Dockets 6946/6988; emission allowances/renewable energy certificates/carbon financial instruments; and reverse amortization - Docket 5980 Distributed Utility Planning Account Correcting for Efficiency. The first four of these items are addressed in the MOU, while the last four are not.
  See, finding 40, above.